Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information, contact:
Debbie Bockius
636-728-3031
THERMADYNE HOLDINGS CORPORATION ANNOUNCES
2009 FOURTH-QUARTER RESULTS
ST. LOUIS, MO —March 9, 2010 — Thermadyne Holdings Corporation (NASDAQ: THMD) today reported results for the three and twelve months ended December 31, 2009.
OVERVIEW

	Periods ended December 31,
	Three months			Twelve months
			Inc (Dcr)			Inc (Dcr)
($ millions except EPS)	2009	2008	vs 2008	2009	2008	vs 2008

Net sales	$90.0	$104.6	(14.0%)	$347.7	$516.9	(32.7%)

Net income — continuing operations	$(0.7)	$(3.5)	$2.8	$1.1	$10.5	$(9.4)
Earnings (Loss) per share — continuing operations	$(0.05)	$(0.26)	$0.21	$0.08	$0.78	$(0.70)
Cash provided(used) by operating activities	$(8.9)	$1.6	$(10.5)	$22.1	$17.0	$5.1
Financial Review for the Fourth quarter Ended December 31, 2009
Net sales in the fourth quarter of 2009 were $90.0 million, a decrease of 14.0% as compared to the fourth quarter of 2008. As measured in local currencies, net sales decreased 18.9%. During the fourth quarter of 2009, the average daily sales increased 5.6% (3.5% in local currencies) as compared to the third quarter of 2009.
Gross margin, as a percentage of net sales, was 31.9% in the fourth quarter of 2009 compared to 24.6% of net sales in the prior year fourth quarter. Excluding the effects of the LIFO inventory accounting method, gross margin was 31.6% and 26.7% in the fourth quarter of 2009 and 2008, respectively. The fourth quarter of 2008 reflected approximately 600 basis points of gross margin decline resulting from the combined impact of manufacturing inefficiencies arising from rapid reductions in the volumes of activity and from previously purchased high cost materials.

The fourth quarter 2009 gross margin, excluding LIFO effects, of 31.6% increased 140 basis points over the third quarter of 2009 due to the favorable impact on cost of sales of reduced raw material costs and the increase in production volumes in the fourth quarter of 2009 as compared to the third quarter of 2009.
Selling, general and administrative (SG&A) costs were $21.8 million, or 24.2% of net sales, and $24.7 million, or 23.6% of net sales, in the fourth quarter of 2009 and 2008, respectively. The 2009 fourth quarter SG&A costs include severance charges of $0.8 million in connection with further organizational restructuring of salaried personnel. In addition, the fourth quarter SG&A expenses include a $1.1 million charge off of a Venezuelan based customer receivable. Excluding the severance charges and the bad debt charge in the fourth quarter of 2009, the SG&A costs were 22.1% and 23.6% of net sales for the quarters ending December 31, 2009 and 2008, respectively.
Interest costs were $5.7 million and $4.5 million in the fourth quarter of 2009 and 2008, respectively. The increase of $1.2 million results from the increase in the average interest rate to 11% reflecting the increased rates for borrowings under the Second-Lien Agreement and Senior Subordinated Notes. The Special Interest adjustment applicable to the Senior Subordinated Notes was 1.25% in the 2009 fourth quarter compared to 0.75% in 2008. The Special Interest adjustment increases to 2.25% for the first two quarters of 2010 as determined based on the debt-to-EBITDA leverage ratio at December 31, 2009.
For the three months ended December 31, 2009, the continuing operations of the Company realized a net loss of $0.7 million, or $0.05 per diluted share, compared to a net loss $3.5 million, or $0.26 per diluted share, for the fourth quarter of 2008. For the three months ended December 31, 2008, the Company also realized a net gain of $1.0 million, or $0.07 per share, from discontinued operations resulting in a net loss of $2.5 million, or $0.19 per diluted share, for the fourth quarter of 2008.
Financial Review of Continuing Operations for Twelve Months Ended December 31, 2009
Net sales for the twelve months ended December 31, 2009, were $347.7 million, a decrease of 32.7% from the net sales of $516.9 million in first twelve months of 2008. In local currencies, net sales decreased 30.5%.
For the twelve months ended December 31, 2009, gross margin was 29.9% of net sales, as compared to 30.8% of net sales for same period in 2008. Excluding LIFO effects, gross margin was 28.6% and 31.6% in the twelve months ending December 31, 2009, and 2008, respectively. The decrease in the 2009 gross margin percentage, excluding LIFO effects, reflects the manufacturing cost inefficiencies arising from reduced production volumes throughout the year and high raw material costs, particularly during the first three months of 2009.
SG&A expenses were $81.5 million, or 23.4% of net sales, and $112.1 million, or 21.7% of net sales, for the twelve months ended December 31, 2009, and 2008, respectively. The 2009 SG&A expenses include $3.8 million of charges for amounts payable to employees in conjunction with staff reduction programs implemented throughout 2009. In addition, 2009 includes a charge of $1.0 million for customs duties assessed by a foreign jurisdiction and a $1.1 million bad debt charge for an uncollectible receivable from a Venezuelan based customer. Excluding these charges in 2009 for staff reductions, customs duties and the bad debt charge-off, SG&A expenses were 21.7% of sales in 2009.

During 2009, the Company terminated its commitments to provide future supplemental medical benefits for certain retirees reducing its liabilities and recognizing a $5.9 million settlement gain. The Company previously reported the settlement gain as $7.2 million in the third quarter of 2009 but subsequently reduced the gain and deferred $1.3 million which will be recognized through income over approximately 10 years.
The effective income tax rate was approximately 70% for the twelve months ended December 31, 2009 as compared to 54% for the prior year twelve month period. For both years, the effective tax rate was increased for deferred U.S. income tax expenses recorded on certain foreign earnings in addition to the foreign taxes payable currently on those earnings.
For the twelve months ended December 31, 2009, net income from continuing operations was $1.1 million, or $0.08 per diluted share, as compared to net income from continuing operations of $10.5 million, or $0.78 per diluted share, for the same period of 2008.
Discontinued operations recognized net income of $3.1 million, or $0.22 per share, for the twelve months ended December 31, 2009 and net income of $0.2 million, or $0.01 per share, for the twelve months ended 2008. During 2009, a gain of $1.1 million was recognized primarily related to the sale of the remaining property in Brazil and a gain of $1.9 million was recognized from the settlement of amounts due to the Company in connection with the May 2007 sale of its South African businesses.
Net income was $4.2 million, or $0.30 per diluted share, for the twelve months ended December 31, 2009 and net income was $10.7 million, or $0.79 per diluted share for the twelve months ended December 31, 2008.
Cash Flows From Operating Activities and Liquidity
Operating activities used $8.9 million of cash in the fourth quarter of 2009. During the quarter, approximately $16 million of cash was used for early payments of supplier invoices and customer rebates in order to strengthen the Company’s relationships in the market place and to obtain favorable pricing on certain material purchases. Substantially all of these early payments will reduce cash usage requirements in the first quarter of 2010. For the twelve months ended December 31, 2009, operating activities provided $22.1 million of cash primarily from collections of customer receivables and reductions in inventories.
In December 2009, the Company purchased $2.7 million of its Senior Subordinated Notes and retired them. In April, 2010, the Company will repay $6.0 million of its Second Lien indebtedness in satisfaction of the 2009 Excess Cash Flow repayment provision of the Notes.
As of December 31, 2009, combined cash and availability under the Company’s Working Capital Facility was $50.8 million. The Company’s indebtedness, net of cash, was $202.1 million as of December 31, 2009 compared to $222.1 million at December 31, 2008.

Operating EBITDA, As Adjusted
“Operating EBITDA, as adjusted”, from continuing operations was $10.1 million, 11.2% of net sales, including the $1.1 million Venezuelan customer related bad debt charge in the fourth quarter of 2009 compared to $8.0 million, 7.6% of net sales, in the fourth quarter of 2008.
Outlook for 2010
Paul Melnuk, Thermadyne’s Chairman stated, “Sales levels were relatively stable throughout the fourth quarter and continue at this pace in the first quarter of 2010 with good demand in our Asia Pacific Region and with increased export sales to the Middle East, Canada, and Latin America. As we look beyond the first quarter, the market conditions remain unsettled but we are encouraged by the positive reactions both in the U.S. and international markets to our new products and to our improving customer service.”
“We expect further production efficiencies and cost savings in 2010 will continue to improve gross margin, excluding LIFO effects, from that of the fourth quarter 2009. We also expect our cash flows in 2010 to be increased through another 10% reduction in our inventory levels,” Mr. Melnuk added.
“We remain intensely focused on realizing the considerable potential to improve the profitability through the next phase of TCP cost reduction. We are launching this next phase during 2010 and we will expend $15-$18 million primarily to expand our Mexican facility and improve equipment and processes in our Denton facility. We believe this next phase will enable us to improve our gross margins by 200 to 300 basis points over the next two to three years. Our capital expenditures will be funded from existing cash and anticipated cash flows in 2010. In addition, we anticipate we will repay in excess of $20 million of indebtedness during 2010 if economic conditions continue to improve,” concluded Mr. Melnuk.
Use of Non-GAAP Measures
Our discussions of operations include reference to “Operating EBITDA, as adjusted.” While a non-GAAP measure, management believes this measure enhances the reader’s understanding of underlying and continuing operating results in the periods presented. The Company defines “Operating EBITDA, as adjusted,” as earnings before interest, taxes, depreciation, amortization, LIFO adjustments, stock-based compensation expense, minority interest, post-retirement benefit expense in excess of cash payments and the nonrecurring items of severance accruals and restructuring costs. The presentation of “Operating EBITDA, as adjusted” facilitates the reader’s ability to compare current period results to other periods by isolating certain unusual items of income or expense, such as those detailed in an attached schedule. “Operating EBITDA, as adjusted,” for certain unusual items is reflective of management measurements which focus on operating spending levels and efficiencies and less on the non-cash and unusual items believed to be nonrecurring. Additionally, non-GAAP measures such as “Operating EBITDA” and “Operating EBITDA, as adjusted,” are commonly used to value the business by investors and lenders.

A schedule is attached which reconciles Net Income (Loss) as shown in the Consolidated Statements of Operations to “Operating EBITDA” and “Operating EBITDA, as adjusted.”
Non-GAAP measurements such as “Operating EBITDA” and “Operating EBITDA, as adjusted” are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. Use of “Operating EBITDA” and “Operating EBITDA, as adjusted,” has material limitations, and therefore management provides reconciliation for the reader, of “Operating EBITDA” and “Operating EBITDA, as adjusted,” to Net Income.
The financial statement information presented in accordance with generally-accepted accounting principles (GAAP) and the non-GAAP measure have not been reviewed by an independent, registered public accounting firm.
Conference Call
Thermadyne will hold a teleconference on Wednesday, March 10, 2010, at 11:00 a.m. Eastern.
To participate via telephone, please dial:
•	U.S. and Canada: 1-800-779-8416 (Conference ID THERMADYNE)

•	International 1-312-470-0177
Those wishing to participate are asked to dial in ten minutes before the conference begins. For those unable to participate in the live conference call, a recording of the conference will be available from March 10, 2010, at 12:59 p.m. Eastern until March 16, 2010, at 11:59 p.m. Eastern by dialing U.S. and Canada (866) 436-9398; International 1-203-369-1041. Enter conference ID 3031 to listen to the recording.
About Thermadyne
Thermadyne, headquartered in St. Louis, Missouri, is a leading global manufacturer and marketer of metal cutting and welding products and accessories under a variety of leading premium brand names including Victor®, Tweco® / Arcair®, Thermal Dynamics®, Thermal Arc®, Stoody®, TurboTorch®, Firepower® and Cigweld®. Its common shares trade on the NASDAQ under the symbol THMD. For more information about Thermadyne, its products and services, visit the Company’s web site at www.Thermadyne.com.
Cautionary Statement Regarding Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. These risks and factors are set forth in documents the Company files with the Securities and Exchange Commission, specifically in the Company’s most recent Annual Report on Form 10-K and other reports it files from time to time.

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands, except share data)
Schedule 1
Condensed Consolidated Statements of Operations

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2009	% of Sales	2008	% of Sales	2009	% of Sales	2008	% of Sales

Net sales	$90,038	100.0%	$104,633	100.0%	$347,655	100.0%	$516,908	100.0%
Cost of goods sold	61,344	68.1%	78,922	75.4%	243,861	70.1%	357,855	69.2%

Gross margin	28,694	31.9%	25,711	24.6%	103,794	29.9%	159,053	30.8%
Selling, general and administrative expenses	21,797	24.2%	24,703	23.6%	81,466	23.4%	112,122	21.7%
Amortization of intangibles	677	0.8%	670	0.6%	2,693	0.8%	2,675	0.5%
Net periodic postretirement benefits	147	0.2%	166	0.2%	(45)	(0.0)%	322	0.1%

Operating income	6,073	6.7%	172	0.2%	19,680	5.7%	43,934	8.5%
Other income (expenses):
Interest	(5,729)	(6.4)%	(4,510)	(4.3)%	(20,850)	(6.0)%	(20,304)	(3.9)%
Amortization of deferred financing costs	(303)	(0.3)%	(235)	(0.2)%	(1,052)	(0.3)%	(938)	(0.2)%
Settlement of retiree medical obligations	—	0.0%	—	0.0%	5,863	1.7%	—	0.0%
Other	147	0.2%	69	0.1%	147	0.0%	(80)	(0.0)%

Income (loss) from continuing operations before income tax provision and discontinued operations	188	0.2%	(4,504)	(4.3)%	3,788	1.1%	22,612	4.4%
Income tax provision (benefit)	869	1.0%	(1,027)	(1.0)%	2,657	0.8%	12,089	2.3%

Net income (loss) from continuing operations	(681)	(0.8)%	(3,477)	(3.3)%	1,131	0.3%	10,523	2.0%
Income (loss) from discontinued operations, net of tax	—	0.0%	980	0.9%	3,051	0.9%	185	0.0%

Net income (loss)	$(681)	(0.8)%	$(2,497)	(2.4)%	$4,182	1.2%	$10,708	2.1%

Basic net income (loss) per share:
Continuing operations	$(0.05)		$(0.25)		$0.08		$0.79
Discontinued operations	—		0.07		0.23		0.01

Net income (loss)	$(0.05)		$(0.18)		$0.31		$0.80

Diluted net income (loss) per share:
Continuing operations	$(0.05)		$(0.26)		$0.08		$0.78
Discontinued operations	—		0.07		0.22		0.01

Net income (loss)	$(0.05)		$(0.19)		$0.30		$0.79

The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
Schedule 2
Condensed Consolidated Cash Flow Data

	Three Months Ended		Twelve Months Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Cash flows from continuing operations
Cash flows from operating activities:
Net income (loss)	$(1,984)	$(2,497)	$4,182	$10,708
Adjustments to reconcile net income (loss) to net cash used in operating activities:
(Income) loss from discontinued operations	—	(980)	(3,051)	(185)
Depreciation and amortization	3,361	3,019	12,962	12,365
Deferred income taxes	(799)	(3,048)	(1,069)	4,850
Net Periodic post-retirement benefits	1,450	166	(5,908)	322

	2,028	(3,340)	7,116	28,060

Changes in operating assets and liabilities:
Accounts receivable	753	17,021	19,351	7,052
Inventories	3,490	3,259	32,264	(15,440)
Prepaids	(3,822)	1,997	(2,935)	762
Accounts payable	(11,126)	(16,304)	(20,998)	(2,519)
Accrued and other liabilities	(4,485)	(5,008)	(10,835)	1,242
Accrued interest	4,572	3,515	1,156	(1,474)
Accrued taxes	(431)	351	(2,367)	103
Other long-term liabilities	127	179	(669)	(838)
Other, net	—	(69)	—	80

	(10,922)	4,941	14,967	(11,032)

Net cash provided by (used in) operating activities	(8,894)	1,601	22,083	17,028

Cash flows from investing activities:
Capital expenditures	(3,069)	(4,651)	(7,695)	(12,776)
Proceeds from sales of assets	—	—	—	500
Purchase of minority interest	—	(838)	—	(838)
Purchase of outside interest in joint venture	—	(42)	—	(3,055)
Other, net	(116)	(366)	(361)	(757)

Net cash provided by (used in) investing activities	(3,185)	(5,897)	(8,056)	(16,926)

Cash flows from financing activities:
Borrowings under Working Capital Facility	—	3,290	8,923	27,751
Repayments of Working Capital Facility	9,643	872	(31,811)	(7,878)
Repurchase of Notes	(2,632)	—	(2,632)	—
Borrowings under Second-Lien Facility and other	—	—	25,075	—
Repayments of Second-Lien Facility and other	807	40	(15,823)	(22,789)
Advances to discontinued operations	141	665	2,539	(2,657)
Termination payment from derivative counterparty	—		2,313	—
Other, net	(51)	(1,078)	(1,390)	2,420

Net cash provided by (used in) financing activities	7,908	3,789	(12,806)	(3,153)

Effect of exchange rate changes on cash and cash equivalents	197	(1,308)	1,749	(1,192)

Net cash provided by (used in) continuing operations	$(3,974)	$(1,815)	$2,970	$(4,243)

Cash flows from discontinued operations
Net cash provided by (used in) discontinued operation	$—	$358	$(585)	$309

Total increase (decrease) in cash and cash equivalents	$(3,974)	$(1,457)	$2,385	$(3,934)
Total cash and cash equivalents beginning of period (including cash of discontinued operations)	18,860	13,958	12,501	16,435

Total cash and cash equivalents end of period (including cash of discontinued operations)	$14,886	$12,501	$14,886	$12,501

The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
Schedule 3

	December 31,	December 31,
	2009	2008
ASSETS

Cash and cash equivalents	$14,886	$11,916
Accounts receivable, net	56,589	72,044
Inventories	74,381	102,479
Prepaid expenses and other	9,255	5,443
Deferred tax assets	3,008	2,277
Assets held for sale	—	916

Total current assets	158,119	195,075
Property, plant and equipment, net	46,687	47,501
Goodwill	187,818	184,043
Intangibles, net	58,451	60,783
Other assets	3,870	6,967

Total assets	$454,945	$494,369

LIABILITIES AND SHAREHOLDERS’ EQUITY

Working capital facility	$9,643	$32,531
Current maturities of long-term obligations	8,915	2,060
Accounts payable	9,598	30,823
Accrued and other liabilities	23,119	28,295
Accrued interest	7,608	6,558
Income taxes payable	705	2,849
Deferred tax liabilities	2,793	3,253
Liabilities applicable to assets held for sale	—	5,266

Total current liabilities	62,381	111,635
Long-term obligations, less current maturities	198,466	199,454
Deferred tax liabilities	52,835	47,292
Other long-term liabilities	13,471	17,685
Total shareholders’ equity	127,792	118,303

Total liabilities and shareholders’ equity	$454,945	$494,369

	December 31,	December 31,
Long-term Obligations	2009	2008

Working Capital Facility	$9,643	$32,531
Second-Lien Facility	25,000	14,000
Issuance discount on Second-Lien Facility	(1,703)	—
Senior Subordinated Notes, due February 1, 2014, 9 1/4% interest payable semiannually on February 1 and August 1	172,327	175,000
Capital leases and other	11,757	12,514

	217,024	234,045
Current maturities and working capital facility	(18,558)	(34,591)

	$198,466	$199,454

The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In millions)
Schedule 5
Reconciliations of Net Income (Loss) from continuing operations to Operating EBITDA (1) and Operating EBITDA, as adjusted

	Three Months Ended December 31,
	2009	2008
Net income (loss) from continuing operations	$(0.6)	$(3.4)
Plus:
Depreciation and amortization including deferred financing fees	3.4	3.0
Interest expense	5.8	4.6
Net periodic postretirement benefits in excess of cash payments	(0.1)	0.1
LIFO	(0.2)	2.1
Minority interest	—	(0.1)
Severance accrual	0.8	3.8
Stock compensation expense	0.1	(1.1)
Provision for income taxes	0.9	(1.0)

Operating EBITDA, as adjusted, from continuing operations (1)	$10.1	$8.0
Percentage of Net Sales	11.2%	7.6%
EBITDA from discontinued operations	—	1.0

Operating EBITDA, as adjusted (1)	$10.1	$9.0

	Twelve Months Ended December 31,
	2009	2008
Net income from continuing operations	$1.1	$10.5
Plus:
Depreciation and amortization including deferred financing fees	13.0	12.4
Interest expense	20.9	20.3
Interest income on contingent payment	(0.5)	—
Net periodic postretirement benefits in excess of cash payments	(6.2)	0.1
LIFO	(4.3)	4.1
Minority interest	—	0.1
Severance accrual	3.8	4.0
Stock compensation expense	(0.4)	0.5
Provision for income taxes	2.7	12.1

Operating EBITDA, as adjusted, from continuing operations (1)	$30.1	$64.1
Percentage of Net Sales	8.7%	12.4%
EBITDA from discontinued operations	3.0	0.3

Operating EBITDA, as adjusted (1)	$33.1	$64.4

(1)	A Non-GAAP measure
The financial statement presentations reflect the reclassification of the Company’s discontinued operations

THERMADYNE HOLDINGS CORPORATION
FINANCIAL HIGHLIGHTS
(In thousands)
Schedule 4
Working Capital Efficiency Information

	2009				2008
	December 31,	September 30,	June 30,	March 31,	December 31,
Accounts receivable, net	$56,589	$57,018	$56,287	$60,457	$72,044
Inventories	74,381	77,476	83,170	89,493	102,479
Accounts payable	(9,598)	(21,596)	(21,365)	(22,182)	(30,823)

	$121,372	$112,898	$118,092	$127,768	$143,700

% Annualized Sales	33.7%	31.5%	34.8%	38.3%	34.3%

DSO	56.6	57.3	59.7	65.3	62.0
Inventory Turns	3.30	3.13	2.88	2.77	3.08
DPO	14.1	32.0	32.1	32.2	35.1
Calculation Notes

% Annualized Sales = Net amount compared to annualized quarterly sales
DSO = Accounts receivable compared to related quarterly sales divided by 90
Inventory Turns = Quarterly cost of sales annualized divided by inventory
DPO = Accounts payable compared to related quarterly cost of sales divided by 90
The financial statement presentations reflect the reclassification of the Company’s discontinued operations